QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(d)(2)

NONDISCLOSURE AGREEMENT

        This NONDISCLOSURE AGREEMENT (the "Agreement") is made and entered into effective as of the 11th day of July, 2007 (the "Effective Date") by and between OCM Principal Opportunities Fund, IV, L.P. ("POF IV"), and Nevada Chemicals, Inc., a Utah corporation (the "Company").

RECITALS

        A.    POF IV is interested in a possible transaction regarding the Company (such transaction is sometimes hereinafter referred to as the "Transaction").

        B.    POF IV has requested that, in order for POF IV to conduct a due diligence investigation of the Company to determine whether to go forward with a Transaction, the Company furnish to it, and permit POF IV access upon reasonable notice to, certain Information (as defined below) pertaining to the business of the Company.

        C.    The Company desires to protect its interest in non-public, confidential or proprietary Information relating to the Company's business and POF IV is willing to make certain covenants to the Company pertaining to the preservation of the Company's proprietary interest in such Information, all as hereinafter set forth.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are acknowledged, the parties agree and covenant as follows:

        1.    Nondisclosure or Use.    In connection with POF IV's consideration of a possible transaction involving the Company, the Company will be furnishing POF IV with certain information which is either non-public, confidential or proprietary in nature. All information concerning the Company furnished to POF IV, its directors, officers, employees, financing sources, agents or representatives, including, without limitation, its attorneys, accountants, consultants and financial advisors (collectively, the "Representatives"), is hereinafter referred to as the "Information." As a condition to the Company furnishing the Information to POF IV, POF IV hereby agrees that the Information will be kept confidential and will not (except as provided herein), without the prior written consent of the Company, be disclosed by POF IV or its Representatives, in whole or in part, and will not be used by POF IV or its Representatives, directly or indirectly, for any purpose other than evaluating the Transaction referred to above. Moreover, POF IV agrees to transmit the Information only to its Representatives who need to know the Information for the purpose of evaluating the possible Transaction, and who are bound by an obligation of confidentiality to POF IV sufficient to ensure compliance with the terms of this Agreement. POF IV agrees to be responsible for any breach of this Agreement by any of its Representatives.

        2.    Third Party Disclosure.    Without the prior written consent (except as provided herein) of the other party to this Agreement, neither the Company nor POF IV will, and both the Company and POF IV will direct their respective Representatives not to, disclose to any other person that the Information has been made available, that discussions or negotiations are taking place concerning a possible transaction between POF IV and the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof or the terms of this Agreement (collectively, the "Transaction Details"). The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, limited liability company, group, partnership or entity.

        3.    Return of Information.    Upon the Company's written request, POF IV shall destroy or deliver to the Company all documents furnished by the Company or its representatives to POF IV or its Representatives constituting the Information, without retaining copies thereof, except that POF IV and its Representatives shall be entitled to retain the minimum number of copies of the Information to the extent necessary to comply with applicable law or established document retention policies, provided that such copies will be kept confidential subject to the terms of this Agreement.

        4.    Information to Which Agreement Does Not Apply.    This Agreement shall be inoperative as to such portions of the Information which: (a) are or become generally available to the public other than as a result of a disclosure by POF IV or its Representatives in violation of this Agreement; (b) become available to POF IV on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not actually known to POF IV to be bound by a confidentiality agreement with the Company or its representatives or otherwise prohibited from transmitting the Information to POF IV by a contractual, legal or fiduciary obligation to the Company; or (c) were available to POF IV on a non-confidential basis prior to the disclosure to POF IV by the Company or its representatives.

        5.    No Warranty.    Although POF IV understands that the Company will endeavor to include in the Information those materials which are believed to be reliable and relevant for the purpose of POF IV's evaluation, POF IV acknowledges that neither the Company nor any of its representatives makes any representation or warranty as to the accuracy or completeness of the Information. POF IV agrees that neither the Company, nor any of its representatives, shall have any liability to POF IV or to any of its Representatives as a result of the use of the Information by POF IV and its Representatives, it being understood that only those particular representations and warranties which may be made to POF IV by the Company in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect.

        6.    Disclosure Information.    In the event that POF IV or anyone to whom POF IV transmits the Information pursuant to this Agreement is requested or required by applicable law (including without limitation by deposition, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any of the Information or the Transaction Details, POF IV will provide the Company with prompt written notice (unless prohibited by law) so that the Company may seek, at the Company's sole expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, POF IV or its Representatives will furnish only that portion of the Information or Transaction Details which is legally required and POF IV will exercise its reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

        7.    Remedies.    POF IV acknowledges and agrees that the Company may not have an adequate remedy at law and may be irreparably harmed in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, POF IV agrees that the Company shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, without the necessity of proving actual damages and without the requirement of posting any bond or other security, in addition to any other remedy to which the Company may be entitled, at law or in equity.

        8.    Waiver.    It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

        9.    Effective Time.    This Agreement shall be effective until the earliest of (i) the execution of a definitive agreement with respect to the Transaction referred to above, and (ii) one year from the date hereof.

        10.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth hereinabove.

OCM Principal Opportunities Fund, IV, L.P.		Nevada Chemicals, Inc.
By: Its:	OCM Principal Opportunities Fund IV GP, L.P. General Partner	By:	/s/ KEVIN DAVIS Name: Kevin Davis Title: CFO
By:	OCM Principal Opportunities Fund IV GP Ltd.
Its:	General Partner
By:	Oaktree Capital Management, L.P.
Its:	Director
By:	/s/ EMILY ALEXANDER Name: Emily Alexander Title: Vice President, Legal

QuickLinks

  Exhibit 99(d)(2)
NONDISCLOSURE AGREEMENT